Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of December 31, 2017 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 were derived from the audited consolidated financial statements of ASGN Incorporated ("ASGN" or the "Company”) and the audited consolidated financial statements of ECS, Federal LLC ("ECS") and give effect to ASGN's acquisition of ECS. The unaudited pro forma condensed combined balance sheet reflects the acquisition as if it occurred on December 31, 2017. The unaudited pro forma condensed combined statement of operations reflects the acquisition as if it occurred on January 1, 2017.

The pro forma results of operations are not necessarily indicative of what the results of operations would have been had the acquisition been completed as of the dates indicated, nor do they purport to project future operating results of ASGN. The unaudited pro forma condensed combined financial statements should be read together with (i) the accompanying notes, (ii) the audited consolidated financial statements of ECS included in this Current Report on Form 8-K/A (Exhibit 99.1) and (iii) the audited consolidated financial statements of ASGN filed with the SEC in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

ASGN INCORPORATED AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
December 31, 2017
(in thousands)

	ASGN	ECS	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$36,667	$211	$14,749	(a)	$51,627
Accounts receivable, net	428,536	99,841	—		528,377
Prepaid expenses and income taxes	18,592	9,512	—		28,104
Workers’ compensation receivable	12,702	—	—		12,702
Other current assets	3,026	889	197	(a)	4,112
Total current assets	499,523	110,453	14,946		624,922
Property and equipment, net	57,996	33,818	—		91,814
Goodwill	894,095	113,940	(113,940)	(b)	1,431,217
			537,122	(c)
Identifiable intangible assets, net	352,766	38,939	(38,939)	(b)	547,616
			194,850	(c)
Other non-current assets	5,749	530	786	(a)	7,065
Total assets	$1,810,129	$297,680	$594,825		$2,702,634
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$17,361	$(17,361)	(d)	$—
Accounts payable	6,870	53,963	—		60,833
Accrued payroll and contract professional pay	114,832	22,778	—		137,610
Workers’ compensation loss reserves	14,777	—	—		14,777
Income taxes payable	1,229	—	—		1,229
Deferred revenues	—	15,908	—		15,908
Other current liabilities	29,009	3,365	—		32,374
Total current liabilities	166,717	113,375	(17,361)		262,731
Long-term debt	575,213	121,805	(121,805)	(d)	1,381,904
			822,000	(a)
			(15,309)	(a)
Deferred income tax liabilities	69,436	83	(4,309)	(e)	65,210
Other long-term liabilities	7,372	5,676	—		13,048
Total liabilities	818,738	240,939	663,216		1,722,893
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	521	—	—		521
Paid-in capital	566,090	—	—		566,090
Retained earnings	428,419	—	(11,650)	(e)	416,769
Members' equity	—	56,741	(56,741)	(b)	—
Accumulated other comprehensive loss	(3,639)	—	—		(3,639)
Total stockholders’ equity	991,391	56,741	(68,391)		979,741
Total liabilities and stockholders’ equity	$1,810,129	$297,680	$594,825		$2,702,634

The accompanying notes are an integral part of the unaudited pro forma condensed combined balance sheet.

ASGN INCORPORATED AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2017
(in thousands, except per share data)

	ASGN	ECS	Pro Forma Adjustments		Pro Forma Combined
Revenues	$2,625,924	$540,200	$—		$3,166,124
Costs of services	1,775,851	442,378	—		2,218,229
Gross profit	850,073	97,822	—		947,895
Selling, general and administrative expenses	591,893	76,062	5,576	(f)	673,531
Amortization of intangible assets	33,444	11,666	28,659	(g)	73,769
Operating income	224,736	10,094	(34,235)		200,595
Interest expense, net	(27,643)	(6,807)	(27,540)	(h)	(61,990)
Income before income taxes	197,093	3,287	(61,775)		138,605
Provision for income taxes	39,219	1,260	(23,049)	(i)	17,430
Income from continuing operations	$157,874	$2,027	$(38,726)		$121,175

Income from continuing operations per share:
Basic	$3.01				$2.31
Diluted	$2.97				$2.28

Number of shares and share equivalents used to calculate earnings per share:
Basic	52,503		—		52,503
Diluted	53,205		40	(j)	53,245

The accompanying notes are an integral part of the unaudited pro forma condensed combined statement of operations.

ASGN INCORPORATED AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSENDED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2017 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 were derived from the audited consolidated financial statements of ASGN and the audited consolidated financial statements of ECS. The unaudited pro forma condensed combined balance sheet was prepared as if ASGN's acquisition of ECS had occurred on December 31, 2017 and the unaudited pro forma condensed combined statement of operations was prepared as if the acquisition of ECS occurred on January 1, 2017. The unaudited pro forma condensed combined statement of operations does not include the operating results of InfoReliance, LLC, a company acquired by ECS on April 17, 2017, for the period prior to its acquisition by ECS.

The audited consolidated financial statements of ECS for the year ended December 31, 2017 are included in this Current Report on Form 8-K/A. The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations should be read in conjunction with the audited financial statements.

The historical financial information derived from the audited financial statements is adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma adjustments that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) in the case of the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. Pro forma adjustments are described in Note 3.

ASGN is accounting for the acquisition of ECS under the acquisition method of accounting in accordance with the authoritative guidance on business combinations. ASGN's best estimates and assumptions were used in determining the fair value of the tangible and intangible assets acquired and liabilities assumed. Goodwill is measured as the excess of purchase consideration over the fair value of the net tangible assets and identifiable intangible assets acquired. These estimates are preliminary and are only for the purposes of preparing these unaudited pro forma condensed combined financial statements.

2. Acquisition of ECS

The Company acquired all of the outstanding equity interests of ECS for $775.0 million cash, resulting in ECS becoming a wholly-owned subsidiary of the Company. This transaction was structured as a debt-free, cash-free acquisition and consideration paid was net of cash acquired and customary net working capital adjustments. ECS delivers cyber security, cloud, DevOps, IT modernization and advanced science and engineering solutions to U.S. government enterprises. The Company incurred acquisition costs of approximately $9.8 million. The transaction will be accounted for as a business combination using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed be recorded at their fair market values as of the acquisition date.

On April 2, 2018, in connection with the acquisition of ECS, the Company amended its credit facility mainly to add a new $822.0 million tranche to the term B loan facility that matures on April 2, 2025. The amendment also provided for the ability to increase the loan facilities by an amount not to exceed the sum of (i) $300.0 million, (ii) the aggregate principal of voluntary prepayments of the term B loans and permanent reductions of the revolving commitments and (iii) additional amounts so long as the pro forma consolidated secured leverage ratio is no greater than 3.25 to 1.00. Proceeds from the $822.0 million term B tranche were used to acquire ECS and pay for acquisition-related expenses and costs of the amendment to the credit facility. The Company incurred $22.5 million of financing costs, of which $6.2 million were expensed as incurred and $16.3 million were deferred and will be amortized over the term of the credit facility.

The following table summarizes the consideration paid and estimated fair value of assets acquired and liabilities assumed, on a pro forma basis as if the acquisition occurred on December 31, 2017 (in thousands):

Cash	$211
Accounts receivable	99,841
Prepaid expenses and other current assets	10,401
Property and equipment	33,818
Identifiable intangible assets	194,850
Goodwill	537,122
Other	530
Total assets acquired	$876,773

Current liabilities	$96,014
Long-term liabilities	5,759
Total liabilities assumed	101,773
Total purchase price	$775,000

The estimated fair values of the acquired identifiable intangible assets were determined primarily using a discounted cash flow method and goodwill reflected the excess purchase price over the net assets acquired. The estimated fair values of the acquired intangible assets are provisional and are subject to change during the measurement period, which is not to exceed one year from the acquisition date.

The following table summarizes the estimated identifiable intangible assets (in thousands):

	Useful life	Estimated Values
Contractual customer relationships	13 years	$141,400
Backlog	1 year	26,100
Non-compete agreements	4 to 7 years	10,350
Favorable contracts	1 year	500
Trademarks	indefinite	16,500
Total identifiable intangible assets acquired		$194,850

On a pro forma basis, assuming the acquisition occurred on January 1, 2017, the estimated annual amortization of identifiable intangible assets over the first five years after the acquisition date is (in thousands):

Year	Amount
1	$40,325
2	27,050
3	24,103
4	21,070
5	14,911

3. Pro Forma Adjustments

Explanations of pro forma adjustments are as follows (in thousands):

Pro forma adjustments to unaudited condensed combined balance sheet:

(a) To reflect the following financing and cash transactions:

Proceeds:
Borrowings from new term B loan	$822,000

Uses:
Purchase price	$(775,000)

ASGN financing costs:
Deferred loan costs related to revolving credit line, current asset	(197)
Deferred loan costs related to revolving credit line, non-current asset	(786)
Deferred loan costs related to term B loan	(15,309)
Loan amendment costs (expensed as incurred)	(6,159)
Total financing costs	$(22,451)

Payment of ASGN acquisition expenses	$(9,800)

Total uses:	$(807,251)

Net pro forma cash adjustment	$14,749
____
(1) Effect on retained earnings is $4.5 million, net of tax, and decreases deferred income tax liabilities by $1.7 million.
(2) Effect on retained earnings is $7.2 million, net of tax, and decreases deferred income tax liabilities by $2.6 million.

(b) To eliminate ECS' historical goodwill, identifiable intangibles assets and member's equity.

(c) To reflect the estimated fair value of the acquired intangible assets (see Note 2).

(d) To reflect the elimination of ECS' long-term debt. This is a debt-free acquisition and the sellers paid off ECS' long-term debt with the proceeds of the sale as of the acquisition closing date.

(e) To reflect the effect on retained earnings and deferred income tax liabilities of acquisition and loan amendment expenses.

Pro forma adjustments to unaudited condensed combined statement of operations:

(f) To reflect the stock-based compensation expense related to restricted stock units granted to ECS employees.

(g) To reflect the following amortization of intangible assets activity:

Elimination of ECS' historical amortization of identifiable intangible assets	$(11,666)
Amortization expense related to newly acquired identifiable intangible assets	40,325
Net pro forma amortization of identifiable intangible assets adjustment	$28,659

(h) To reflect the following interest expense activity:

Elimination of ECS' historical interest expense	$(6,807)
ASGN's interest expense under new term loan	34,347
Net pro forma interest expense adjustment	$27,540

ASGN interest expense under the new term loan is calculated using the acquisition date interest rate of 3.88 percent on the $822.0 million new term loan, plus amortization of deferred loan costs.

A one-eighth percent variance in the floating rate would result in approximately $1.0 million change in annual interest expense.

(i) To reflect the estimated tax effect of the pro forma adjustments, as well as increasing ECS' income tax provision from an LLC to a C-Corporation tax rate.
(j) To reflect the dilutive effect of the acquisition date restricted stock units granted to ECS employees, which are not yet vested.